EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56351 and 033-60197) of Infodata Systems, Inc. of our report dated March 12, 1999 on the consolidated financial statements of Infodata Systems, Inc. as of December 31, 1998 and for the year then ended appearing in this Annual Report on Form 10-KSB.


/s/PricewaterhouseCoopers LLP
McLean, Virginia
March 30, 1999